EXHIBIT 4.6

EXHIBIT D

U.S. RESTAURANT PROPERTIES, INC.

ARTICLES SUPPLEMENTARY

ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES

OF

7.5% SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK

U.S. Restaurant Properties, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that, pursuant to the authority conferred upon the Board of Directors of the Corporation by Article IV of the Corporation’s Restated Articles of Incorporation, as amended to the date hereof and as the same may be amended hereafter from time to time (the “Articles of Incorporation”), the Board of Directors (the “Board”), by resolution adopted on                                 , 2004, duly divided and classified unissued shares of Preferred Stock into a series designated as “7.5% Series C Redeemable Convertible Preferred Stock” of the Corporation. The description of the 7.5% Series C Redeemable Convertible Preferred Stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption thereof, as set by the Board, are as set forth in these Articles Supplementary.

Section 1. Number of Shares and Designation.

The shares of such series shall be designated “7.5% Series C Redeemable Convertible Preferred Stock” (the “Series C Preferred Stock”) and the number of shares constituting such series shall be                                 . The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions, of the Series C Preferred Stock shall be subject in all cases to the provisions of Article VII of the Articles of Incorporation.

Section 2. Definitions.

Unless the context otherwise requires, the terms defined in this Section shall have, for all purposes of these Articles Supplementary, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

“Articles of Incorporation” shall mean the Corporation’s Restated Articles of Incorporation, as amended to the date hereof and as the same may be amended hereafter from time to time.

“Board of Directors” shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series C Preferred Stock.

“Beneficiary” shall have the meaning set forth in Article VII of the Articles of Incorporation.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the common stock, par value $.001 per share, of the Corporation.

“Constituent Person” shall have the meaning set forth in Section 7(e) hereof.

“Conversion Price” shall mean the conversion price per share of Common Stock for which each share of Series C Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to Section 7(d). The initial conversion price shall be $19.50 (equivalent to a conversion rate of 1.28205 shares of Common Stock for each share or Series C Preferred Stock.

“Corporation” shall mean U.S. Restaurant Properties, Inc., a Maryland corporation.

“Current Market Price” of publicly traded shares of Common Stock or any other class of shares of capital stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way, on such day or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange (“NYSE”) or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market or, if such security is not quoted on such Nasdaq National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by Nasdaq or, if bid and asked prices for such security on such day shall not have been reported through Nasdaq, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security and selected for such purpose by the Chief Executive Officer of the Corporation or the Board of Directors.

“Dividend Payment Date” shall mean, with respect to each Dividend Period, the fifteenth (15th) day of the month following the month in which such Dividend Period has ended. The first Dividend Payment Date shall be [April 15, 2005].

“Dividend Payment Record Date” shall mean the date designated by the Board of Directors for the payment of dividends that is not more than 30 or less than 10 days prior to the applicable Dividend Payment Date.

“Dividend Period” shall mean the respective periods commencing on and including January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the first day of the month following the Original Issue Date (unless the Original Issuance Date is the first day of a calendar month, in which case the initial dividend shall commence on the Original Issuance Date) and end on and include [March 31, 2005], and other than the Dividend Period during which any Series C Preferred Stock shall be redeemed pursuant to Section 5, which shall end on and include the date fixed for redemption with respect to the Series C Preferred Stock being redeemed).

“DTC” shall have the meaning set forth in Section 10 hereof.

“Event” shall have the meaning set forth in Section 6(d)(ii) hereof.

“Excess Stock” shall have the meaning set forth in Article VII of the Articles of Incorporation.

“Fair Market Value” shall mean the average of the daily Current Market Prices of a share of Common Stock during the five (5) consecutive Trading Days selected by the Corporation commencing not more than 20 Trading Days before, and ending not later than, the earlier of the day in question and the day before the “ex date” with respect to the issuance or dividend requiring such computation. The term “ex date” when used with respect to any issuance or dividend, means the first day on which the Common Stock trades regular way, without the right to receive such issuance or dividend, on the exchange or in the market, as the case may be, used to determine that day’s Current Market Price.

“Non-Electing Share” shall have the meaning set forth in Section 7(e) hereof.

“Original Issue Date” shall mean the first date on which the Series C Preferred Stock are issued and sold.

“Ownership Limit” shall have the meaning set forth in Article VII of the Articles of Incorporation.

“Parity Preferred” shall have the meaning set forth in Section 6(b) hereof.

“Preferred Directors” shall have the meaning set forth in Section 6(b) hereof.

“Preferred Dividend Default” shall have the meaning set forth in Section 6(b) hereof.

“Preferred Stock” shall mean the preferred stock, par value $.001 per share, of the Corporation.

“REIT” shall have the meaning set forth in Section 5(a) hereof.

“Securities” shall have the meaning set forth in Section 7(d)(iii) hereof.

“Series C Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends by the Board of Directors, the allocation of funds to be so paid on any series or class of shares of beneficial interest of the Corporation.

“Trading Day” shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market, or if such securities are not quoted on such Nasdaq National Market, in the applicable securities market in which the securities are traded.

“Transaction” shall have the meaning set forth in Section 7(e) hereof.

“Transfer Agent” shall mean American Stock Transfer & Trust Corporation, or such other agent or agents of the Corporation as may be designated by the Board of Directors or their designee as the transfer agent and registrar for the Series C Preferred Stock.

“Trust” shall mean the trust created pursuant to Article VII, Section 7.2(G), and administered in accordance with the terms of, Article VII, Section 7.13 of the Articles of Incorporation.

Section 3. Dividends and Distributions.

(a) Subject to the preferential rights of the holders of any class or series of equity securities of the Corporation ranking senior to the Series C Preferred Stock as to dividends, the holders of the then-outstanding Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.5% per annum of the $25.00 liquidation preference per share of the Series C Preferred Stock (equal to a fixed amount of $1.875 per year per share of Series C Preferred Stock). Such dividends shall accrue and be cumulative from and including the first day of the month following the Original Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing [April 15, 2005], with respect to each Dividend Period; provided, however, that if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The initial dividend payable on the Series C Preferred Stock, which will cover the period from the first day of the month following the Original Issue Date (unless the Original Issuance Date is the first day of a calendar month, in which case the initial dividend shall commence on the Original Issuance Date) through [March 31, 2005], will be paid on [April 15, 2005]. The amount of the dividend payable on the Series C Preferred Stock for each full Dividend Period shall be $.46875 per share. The amount of any dividend payable on the Series C Preferred Stock for any partial Dividend Period, including the initial Dividend Period, shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Dividend Payment Record Date. Notwithstanding any provision to the contrary contained herein, each outstanding share of Series C Preferred Stock shall be entitled to receive a dividend with respect to any Dividend Period equal to the dividend paid for such Dividend Period with respect to each other share of Series C Preferred Stock that is outstanding on such date.

(b) No dividends on the Series C Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, or payment or setting apart for payment shall be restricted or prohibited by law.

(c) Notwithstanding anything contained herein to the contrary, dividends on the Series C Preferred Stock shall accrue and be cumulative whether or not (i) the Corporation has earnings, (ii) there are funds legally available for the payment of such dividends or (iii) such dividends are declared. Accrued but unpaid dividends on the Series C Preferred Stock will accumulate from and including the Dividend Payment Date on which they first become payable. No interest shall be payable in respect of any accrued but unpaid dividend on the Series C Preferred Stock.

(d) Except as provided in Section 3(f) below, no dividends shall be declared or paid or set apart for payment and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any other class or series of equity securities of the Corporation ranking, as to dividends, on a parity with the Series C Preferred Stock, unless dividends on the Series C Preferred Stock for all past Dividend Periods and the then-current Dividend Period shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(e) Except as provided in Section 3(f) below, unless full cumulative dividends on the Series C Preferred Stock for all past Dividend Periods and the then-current Dividend Period shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment, no dividends shall be declared or paid or set apart for payment and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any Common Stock or shares of any other class or series of equity securities of the Corporation ranking, as to dividends, junior to the Series C Preferred Stock (other than (w) a dividend paid in Common Stock or in shares of any other class or series of equity securities ranking junior to the Series C Preferred Stock as to dividends or (x) a dividend paid in options, warrants or rights to subscribe for or purchase Common Stock or shares of any other class or series of equity securities ranking junior to the Series C Preferred Stock as to dividends) for any period, nor shall any Common Stock or any other shares of any other class or series of equity securities of the Corporation ranking, as to dividends, junior to the Series C Preferred Stock be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common Stock made for purposes of the Corporation’s employee incentive or benefit plans) for any consideration and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for (y) other shares of any class or series of equity securities of the Corporation ranking junior to the Series C Preferred Stock as to dividends or (z) options, warrants or rights to subscribe for or purchase other shares of any class or series of equity securities of the Corporation ranking junior to the Series C Preferred Stock as to dividends).

(f) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Stock and the shares of any other class or series of equity securities ranking, as to dividends, on a parity with the Series C Preferred Stock, all dividends declared upon the Series C Preferred Stock and each such other class or series of equity securities ranking, as to dividends, on a parity with the Series C Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Stock and such other class or series of equity securities shall in all cases bear to each other the same ratio that accumulated dividends, including accrued dividends on each share of Series C Preferred Stock and each share of such other class or series of equity securities, bear to each other.

(g) Holders of Series C Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full accrued and cumulative dividends on the Series C Preferred Stock as provided herein. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Stock which may be in arrears. Any dividend payment on account of arrearages for any past Dividend Periods may be declared and paid at such time, if any, as may be fixed by the Board of Directors, and shall first be credited against the earliest accrued but unpaid dividends due and payable with respect to such Series C Preferred Stock.

(h) Except as provided in these Articles Supplementary, the Series C Preferred Stock shall not be entitled to participate in the earnings or assets of the Corporation.

Section 4. Liquidation Preference.

Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, before any distribution or payment shall be made to holders of Common Stock or any other class or series of equity securities of the Corporation ranking, as to liquidation rights, junior to the Series C Preferred Stock, the holders of Series C Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation legally available for distribution to its stockholders, a liquidation preference of $25.00 per share of Series C Preferred Stock, plus an amount equal to any accrued and unpaid dividends to the date of payment. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series C Preferred Stock and the corresponding amounts payable on all shares of other classes or series of equity securities of the Corporation ranking, as to liquidation rights, on a parity with the Series C Preferred Stock in the distribution of assets, then the Series C Preferred Stock and each such other class or series of shares of equity securities ranking, as to liquidation rights, on a parity with the Series C Preferred Stock shall share ratably in any such distribution of assets in proportion to the full, respective, preferential liquidating distributions to which they would otherwise be entitled. Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each holder of record of Series C Preferred Stock at the respective addresses of such holder as the same shall appear on the shareholder records of the Corporation. After payment of the full amount of the preferential liquidating distributions to which the holders of the Series C Preferred Stock are entitled under this Section 4, such holders shall have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other entity, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding-up, voluntary or involuntary, of the Corporation.

Section 5. Redemption.

(a) The Series C Preferred Stock shall not be redeemable by the Corporation prior to                                 , 2009 unless the Board of Directors determines that such a redemption is necessary or advisable to preserve the status of the Corporation as a real estate investment trust (“REIT”) for United States federal income tax purposes, subject to the provisions below.

(b) On or after                                 , 2009, the Corporation, at its option, following notice given in accordance with Section 5(g), may redeem the Series C Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to and including the date fixed for redemption, without interest. If fewer than all of the outstanding shares of Series C Preferred Stock are to be redeemed, the Series C Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares), by lot or by any other equitable method determined by the Corporation that will not result in a violation of the Ownership Limit, provided that such method satisfies any applicable requirements of any securities exchange on which the Series C Preferred Stock are then listed or any national quotation system on which the Series C Preferred Stock are then quoted. If such redemption is to be by lot and, as a result of such redemption, any holder of a number of Series C Preferred Stock would become a holder of a number of Series C Preferred Stock in excess of the Ownership Limit because such holder’s Series C Preferred Stock were not redeemed, or were redeemed only in part, then, except as otherwise provided in the Articles of Incorporation, the Corporation will redeem the requisite number of Series C Preferred Stock of such holder such that such holder will not violate the Ownership Limit subsequent to such redemption.

(c) Holders of Series C Preferred Stock to be redeemed shall be entitled to the redemption price of $25.00 per share and any accrued and unpaid dividends payable upon such redemption. If (i) notice of redemption of any Series C Preferred Stock has been given in accordance with Section 5(g), (ii) the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any Series C Preferred Stock so called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the date fixed for redemption, dividends shall cease to accrue on such Series C Preferred Stock, such Series C Preferred Stock shall no longer be deemed outstanding, and shall not be transferable on the Transfer Agent’s books without the consent of the Corporation, and all rights of the holders of such Series C Preferred Stock will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. As long as no dividends are in arrears, nothing herein shall prevent or restrict the Corporation’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series C Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of Series C Preferred Stock in open-market transactions duly authorized by the Board of Directors.

(d) The deposit of funds with a bank or trust company for the purpose of redeeming Series C Preferred Stock shall be irrevocable except that:

(i) the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any Series C Preferred Stock redeemed shall have no claim to such interest or other earnings; and

(ii) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series C Preferred Stock entitled thereto at the expiration of two years from the applicable date or dates fixed for redemption shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the Series C Preferred Stock entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(e) In the event of any redemption of the Series C Preferred Stock because the Board of Directors determines that such redemption is necessary or advisable in order to preserve the status of the Corporation as a REIT for United States federal income tax purposes, such redemption shall be made in accordance with the terms and conditions set forth in this Section 5 of these Articles Supplementary. If the Corporation calls for redemption of any Series C Preferred Stock pursuant to and in accordance with this Section 5(e), then the redemption price for such Series C Preferred Stock will be an amount in cash equal to $25.00 per Series C Preferred Share, together with all accrued and unpaid dividends thereon, to and including the date fixed for redemption, without interest.

(f) Unless full cumulative dividends on all Series C Preferred Stock shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash set apart for payment for all past Dividend Periods and the then-current Dividend Period, no Series C Preferred Stock shall be redeemed unless all outstanding Series C Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire, directly or indirectly, any Series C Preferred Stock (except by exchange for shares of equity securities of the Corporation ranking, as to dividends or distributions upon liquidation, junior to the Series C Preferred Stock); provided, however, that the foregoing shall not prevent (i) the purchase or other acquisition of Series C Preferred Stock by the Corporation, directly or indirectly, in accordance with the terms of Sections 5(a) or 5(e) hereof or Article VII of the Articles of Incorporation or otherwise in order to preserve the status of the Corporation as a REIT for United States federal income tax purposes or (ii) the purchase or acquisition of Series C Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series C Preferred Stock.

(g) Notice of redemption shall be mailed by the Corporation, postage prepaid, as of a date set by the Corporation not less than 30 nor more than 60 days prior to the date fixed for redemption, addressed to the respective holders of record of the Series C Preferred Stock to be redeemed at their respective addresses as they appear on the stockholder records of the

Corporation. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the sufficiency of notice or validity of the proceedings for the redemption of any Series C Preferred Stock except as to a holder to whom notice was defective or not given. A redemption notice that has been mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not the holder received the redemption notice. In addition to any information required by law or the applicable rules of any national securities exchange or national quotation system upon which Series C Preferred Stock may be listed, admitted to trading or quoted, each notice shall state (i) the date fixed for redemption of the Series C Preferred Stock; (ii) the redemption price; (iii) the number of Series C Preferred Stock to be redeemed; (iv) whether the redemption is conditioned on the receipt of proceeds of an offering of securities by the Corporation; and (v) that dividends on the Series C Preferred Stock to be redeemed shall cease to accrue on the date fixed for redemption. If fewer than all of the Series C Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series C Preferred Stock to be redeemed from such holder.

(h) If the date fixed for redemption falls after a Dividend Payment Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series C Preferred Stock at the close of business of such Dividend Payment Record Date shall be entitled to the dividend payable on such Series C Preferred Stock on the corresponding Dividend Payment Date notwithstanding the redemption of such Series C Preferred Stock on or prior to such Dividend Payment Date, and each holder of Series C Preferred Stock that surrenders such holder’s Series C Preferred Stock on such date fixed for redemption will be entitled to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates up to and including the date fixed for redemption. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series C Preferred Stock that are redeemed.

(i) The Series C Preferred Stock are subject to the provisions of Article VII of the Articles of Incorporation, including, without limitation, the provision for the purchase of Excess Stock. In addition to the purchase right set forth in Article VII of the Articles of Incorporation, Excess Stock issued upon exchange of Series C Preferred Stock pursuant to such Article VII may be redeemed, in whole or in part, at any time when outstanding Series C Preferred Stock are being redeemed, for cash, at a redemption price of $25.00 per Series C Preferred Share, plus all accrued and unpaid dividends on the Series C Preferred Stock that were exchanged for such Excess Stock, through the date of such exchange, without interest. If the Corporation elects to redeem Excess Stock pursuant to the redemption right set forth in the preceding sentence, such Excess Stock shall be redeemed in such proportion and in accordance with such procedures as Series C Preferred Stock are being redeemed.

(i) The Series C Preferred Stock have no stated maturity date and will not be subject to any mandatory redemption.

Section 6. Voting Rights.

(a) Holders of the Series C Preferred Stock shall not have any voting rights, except as set forth in this Section 6. In any matter in which the Series C Preferred Stock have the right to vote pursuant to this Section 6, each share of Series C Preferred Stock shall be entitled to one vote.

(b) Whenever dividends on any Series C Preferred Stock shall be in arrears for six or more quarterly periods (whether or not consecutive) (a “Preferred Dividend Default”), the holders of such Series C Preferred Stock (voting as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) will be entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Directors”), at a special meeting of called by the holders of record of at least 20% of the Series C Preferred Stock and the Parity Preferred combined or, if such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders, at such next annual or special meeting of shareholders, and at each subsequent annual meeting of shareholders, and all other directors shall be elected by the holders of the Common Stock. In such case, the total number of directors constituting the Board of Directors shall increase by two. These voting rights of the holders of the Series C Preferred Stock shall continue until all dividends accumulated on such Series C Preferred Stock for the past Dividend Periods and the dividend for the then-current Dividend Period shall have been fully paid, or declared and a sum sufficient for the payment thereof set apart for payment, at which time the holders of Series C Preferred Stock shall be divested of such voting rights.

(c) The term of office of each Preferred Director so elected shall terminate and the number of directors on the Board of Directors shall decrease by two at such time as all accumulated dividends and the dividend for the then-current Dividend Period have been paid in full or set apart for payment in full on the Series C Preferred Stock and all other series of Parity Preferred. As long as the Series C Preferred Stock or any series of Parity Shares have the right, pursuant to Section 6(b), to elect Preferred Directors, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or, if none remains in office, by a vote of the holders of record of a majority of the outstanding Series C Preferred Stock, when they have the voting rights set forth in Section 6(b), voting as a class with each series of Parity Preferred that has such voting rights. Each Preferred Director shall be entitled to one vote on each matter presented to the Board of Directors.

(d) As long as any Series C Preferred Stock remain outstanding, the affirmative vote or consent of the holders of a majority of the Series C Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting as a class with all other series of Preferred Shares upon which like voting rights are conferred and exercisable), will be required to:

(i) create, issue or increase the authorized number of shares of any class or series of shares of beneficial interest ranking senior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation; or

(ii) amend, alter, repeal or otherwise change any provision of the Articles of Incorporation, including these Articles Supplementary, whether by merger, consolidation or otherwise (an “Event”), in a manner that would materially and adversely affect the rights, preferences, powers or privileges of the Series C Preferred Stock; provided, however, with respect to the occurrence of any Event, (A) as long as the Series C Preferred Stock remain outstanding with the terms thereof unchanged, or (B) in the case that the Corporation is not the surviving entity, as long as the Series C Preferred Stock (or shares into which the Series C Preferred Stock have been converted in any successor entity to the Corporation) remain outstanding with the rights, preferences, voting rights, restrictions, limitations as to dividends and the qualifications and terms or conditions materially unchanged, taking into account that upon the occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, powers or privileges of holders of Series C Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of an Event; provided, further, that holders of the Series C Preferred Stock shall not be entitled to vote with respect to any increase in the amount of the authorized Common Stock or Preferred Stock or the creation or issuance of additional Series C Preferred Stock, or of any other class or series of beneficial interest, ranking, with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, on a parity with or junior to the Series C Preferred Stock.

(e) The foregoing voting provisions of this Section 6 shall not apply if, at or prior to the time when the act with respect to which such vote otherwise would have been required, all outstanding Series C Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Section 7. Conversion.

Holders of Series C Preferred Stock shall have the right to convert all or a portion of such shares into Common Stock, as follows:

(a)	Subject to and upon compliance with the provisions of this Section 7, a holder of Series C Preferred Stock shall have the right, at his option, at any time to convert such shares into the number of fully paid and nonassessable shares of Common Stock obtained by dividing the aggregate liquidation preference of such shares by the Conversion Price (as in effect at the time and on the date provided for in the last paragraph of subsection (b) of this Section 7) by surrendering such shares to be converted, such surrender to be made in the manner provided in subsection (b) of this Section 7; provided, however, that the right to convert shares called for redemption pursuant to Section 5 hereof shall terminate at the close of business on the date fixed for such redemption, unless the Corporation shall default in making payment of any amounts payable upon such redemption under Section 5.

(b)

In order to exercise the conversion right, the holder of each share of Series C Preferred Stock to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent, accompanied by written notice to the Corporation that the holder thereof elects to convert such Series C Preferred Stock. Unless the share issuable on conversion is to be issued in the same name as the name in which such Series C Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

Holders of Series C Preferred Stock at the close of business on a Dividend Payment Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such Dividend Payment Record Date and prior to such Dividend Payment Date. However, Series C Preferred Stock surrendered for conversion during the period between the close of business on any Dividend Payment Record Date and the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of notice of redemption with respect to a date fixed for redemption for Series C Preferred Stock during such period or coinciding with such Dividend Payment Date, such Series C Preferred Stock being entitled to such dividend on the Dividend Payment Date) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of Series C Preferred Stock on a Dividend Payment Record Date who (or whose transferee) tenders any such shares for conversion into Common Stock on such Dividend Payment Date will receive the dividend payable by the Corporation on such Series C Preferred Stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of Series C Preferred Stock for conversion. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the Common Stock issued upon such conversion.

As promptly as practicable after the surrender of certificates for shares of Series C Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at the office of the Transfer Agent to such holder, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section 7, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in subsection (c) of this Section 7.

Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series C Preferred Stock shall have been surrendered and such notice (and if applicable, payment of an amount equal to the distribution payable on such shares) received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares have been surrendered and such notice received by the Corporation.

(c)	No fractional shares of scrip representing fractions of shares of Common Stock shall be issued upon conversion of Series C Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a share of Series C Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of the Common Stock on the Trading Day immediately preceding the date of conversion. If more than one share of Series C Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series C Preferred Stock so surrendered.

(d)	The Conversion Price shall be adjusted from time to time as follows:

(i)

If the Corporation shall after the Original Issue Date (A) pay or make a dividend on its capital stock in shares of Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Stock, then in each such case the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Series C Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares been converted immediately prior to the record date in the case of a dividend or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subsection (i) shall become effective immediately after the opening of business on the day next following the record date (except as provided in paragraph (h) below) in the case of a dividend and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification. Such adjustment(s) shall be made successively whenever any of the events listed above shall occur.

(ii)

If the Corporation shall issue after the Original Issue Date rights, options or warrants to all holders of Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Stock at a price per share less than the Fair Market Value per share of Common Stock on the record date for the determination of shareholders entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the opening of business on the day following the date fixed for such determination by (II) a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (B) the number of shares of Common Stock that the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants for Common Stock would purchase at such Fair Market Value, and the denominator of which shall be the sum of (A) the number of share of Common Stock outstanding on the close of business on the date fixed for such determination and (B) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustments shall be made successively whenever any such rights, options or warrants are issued, and shall become effective immediately after the opening of business on the day next following such record date (except as provided in subsection (h) below). In determining whether any rights, options or warrants entitle the holders of Common Stock to subscribe for or purchase shares of Common Stock at less than the Fair Market Value, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Chief Executive Officer of the Corporation or the Board of Directors.

(iii)

If the Corporation shall distribute to all holders of its Common Stock any shares of capital stock of the Corporation (other than Common Stock) or evidence of its indebtedness or assets (excluding cash dividends paid out of the total equity applicable to Common Stock, including revaluation equity, less the amount of stated capital attributable to Common Stock, determined on the basis of the most recent annual consolidated cost basis and current value basis and quarterly consolidated balance sheets of the Corporation and its consolidated subsidiaries available at the time of the declaration of the distribution) or rights, options or warrants to subscribe for or purchase any of its securities (excluding those rights, options and warrants issued to all holders of Common Stock entitling them for a period expiring within 45 days after the record date referred to in subsection (ii) above to subscribe for or purchase Common Stock, which rights, options and warrants are referred to in and treated under subsection (ii) above) (any of the foregoing being hereinafter in this subsection (iii) called the “Securities”), then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such dividend by (II) a fraction, the numerator of which shall be the Fair Market Value per share of Common Stock on the record date mentioned below less the then fair market value (as determined by the Chief Executive Officer of the Corporation or the Board of Directors, whose determination shall be conclusive) of the portion of the capital stock or assets or evidences of indebtedness so distributed or of such rights, options or warrants applicable to one share of Common Stock, and the denominator of which shall be the Fair Market Value per share of Common

Stock on the record date mentioned below. Such adjustment shall become effective immediately at the opening of business on the Business Day next following (except as provided in subsection (h) below) the record date for the determination of stockholders entitled to receive such dividend. For the purposes of this subsection (iii), the distribution of a Security, which is distributed not only to the holders of Common Stock on the date fixed for the determination of stockholders entitled to such dividend of such Security, but also is distributed with each share of Common Stock delivered to a person converting a share of Series C Preferred Stock after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subsection (iii); provided that on the date, if any, on which a person converting a share of Series C Preferred Stock would no longer be entitled to receive such Security with a share of Common Stock (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred, and the Conversion Price shall be adjusted as provided in this subsection (iii) (and such day shall be deemed to be “the date fixed for the determination of the shareholders entitled to receive such dividend” and “the record date” within the meaning of the two preceding sentences).

(iv)

No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subsection (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 7 (other than this subsection (iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Stock. Notwithstanding any other provisions of this Section 7, the Corporation shall not be required to make any adjustment of the Conversion Price for the issuance of any Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Stock under such plan. All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-ten-thousandth of a share (with .0005 of a share being rounded upward), as the case may be. Anything in this subsection (d) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this subsection (d), as it in its sole discretion shall determine to be advisable in order that any share dividends, subdivision of shares, reclassification or combination of shares, distribution of rights, options or warrants to purchase shares or securities, or distribution of other assets (other than cash dividends) hereafter made by the Corporation to its shareholders shall not be taxable.

(e)

If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, self tender offer for all or substantially all of the Common Stock, sale of all or substantially all of the Corporation’s assets or recapitalization of the Common Stock and excluding any transaction as to which subsection (d)(i) of this Section 7 applied) (each of the foregoing being referred to herein as a “Transaction”), in each case as a result of which Common Stock shall be converted into the right to receive shares, stock, securities or other property (including cash or any combination thereof), each share of Series C Preferred Stock which is not converted into the right to receive shares, stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares, stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series C Preferred Stock was convertible immediately prior to such Transaction, assuming such holder of Common Stock (i) is not a person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person and (ii) failed to exercise his rights of the election, if any, as to the kind or amount of shares, stock, securities and other property (including cash) receivable upon such Transaction (each a “Non-Electing Share”) (provided that if the kind or amount of shares, stock, securities and other property (including cash) receivable upon such Transaction by each Non-Electing Share is not the same for each Non-Electing Share, then the kind and amount of shares, stock, securities and other property (including cash) receivable upon such Transaction for each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this subsection (e), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series C Preferred Stock that will require such successor or purchasing entity, as the case may be, to make provision in its certificate or articles of incorporation or other constituent documents to the end that the provisions of this subsection (e) shall thereafter correspondingly be made applicable as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable upon conversion of the Series C Preferred Stock. The provisions of this subsection (e) shall similarly apply to successive Transactions.

(f)	If:

(i)	the Corporation shall declare a dividend on the Common Stock (other than in cash out of the total equity applicable to Common Stock, including revaluation equity, less the amount of stated capital attributable to Common Stock, determined on the basis of the most recent annual consolidated cost basis and current value basis and quarterly consolidated balance sheets of the Corporation and its consolidated subsidiaries available at the time of the declaration of the distribution); or

(ii)	the Corporation shall authorize the granting to all holders of the Common Stock of rights, options or warrants to subscribe for or purchase any shares of any class or any other rights, options or warrants; or

(iii)	there shall be any reclassifications of the Common Stock (other than an event to which subsection (d)(i) of this Section 7 applied) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or a statutory share exchange involving the conversion or exchange of Common Stock into securities or other property, or a self tender offer by the Corporation for all or substantially all of its outstanding Common Stock, or the sale or transfer of all or substantially all of the assets of the Corporation and for which approval of any stockholder of the Corporation is required; or

(iv)	there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation,

then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of the Series C Preferred Stock at their addresses as shown on the stock records of the Corporation, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend or grant of rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such distribution or grant of rights, options or warrants are to be determined, provided, however, that no such notification need be made in respect of a record or determination date for a distribution or grant of rights unless the corresponding adjustment in the Conversion Price would be an increase or decrease of at least 1% or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, self tender offer, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, self tender offer, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.

(g)	Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an officer’s certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment and shall mail such notice of such adjustment of the Conversion Price to the holder of each share of Series C Preferred Stock at such holder’s last address as shown on the stock records of the Corporation.

(h)

In any case in which subsection (d) of this Section 7 provides that an adjustment shall become effective on the date next following the record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any Series C Preferred Stock converted after such record date and before the occurrence of such event the additional Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (B) fractionalizing any Series C Preferred Stock and/or paying to such holder any amount of cash in lieu of any fraction pursuant to subsection (c) of this Section 7.

(i)	There shall be no adjustment of the Conversion Price in case of the issuance of any shares of capital stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 7. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one subsection of this Section 7, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

(j)	If the Corporation shall take any action affecting the Common Stock, other than action described in this Section 7, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of the Series C Preferred Stock, the Conversion Price for the Series C Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors, in its sole discretion, may determine to be equitable in the circumstances.

(k)	The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock, for the purpose of effecting conversion of the Series C Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series C Preferred Stock not theretofore converted. For purposes of this subsection (k), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series C Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

The Corporation covenants that any Common Stock issued upon conversion of the Series C Preferred Stock shall be validly issued, fully paid and nonassessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the Common Stock deliverable upon conversion of the Series C Preferred Stock, the Corporation will take any action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

The Corporation shall endeavor to list the Common Stock required to be delivered upon conversion of the Series C Preferred Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding shares of Common Stock are listed at the time of such delivery.

Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series C Preferred Stock, the Corporation shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities, or any approval of or consent to the delivery thereof by any governmental authority.

(l)	The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property on conversion of the Series C Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Stock or other securities or property in a name other than that of the holder of the shares of Series C Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

(m)	In addition to the foregoing adjustments, the Corporation will be permitted to make such reductions in the Conversion Price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock.

Section 8. Ranking.

In respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, the Series C Preferred Stock shall rank (i) senior to all classes or series of the Corporation’s Common Stock and to all other equity securities issued by the Corporation, the terms of which specifically provide that those equity securities rank junior to the Series C Preferred Stock as to the payment of dividends or the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (ii) on a parity with the Corporation’s $1.93 Series A Cumulative Convertible Preferred Stock, 8% Series B Convertible Preferred Stock and 8% Series B-1 Convertible Preferred Stock and all equity securities issued by the Corporation, the terms of which specifically provide that such equity securities rank on a parity with the Series C Preferred Stock as to the payment of dividends or the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, and (iii) junior to all equity securities issued by the

Corporation, the terms of which specifically provide that such equity securities rank senior to the Series C Preferred Stock as to the payment of dividends or the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation. The term “equity securities” does not include convertible debt securities, all series of which shall rank senior to the Series C Preferred Stock prior to the conversion of such debt securities. All Series C Preferred Stock shall rank equally with one another and shall be identical in all respects.

Section 9. Restrictions on Transfer, Acquisition and Redemption of Shares.

The Series C Preferred Stock are governed by and issued subject to all of the limitations, terms and conditions of the Corporation’s Articles of Incorporation, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VII of the Articles of Incorporation. The foregoing sentence shall not be construed to limit the applicability to the Series C Preferred Stock of any other term or provision of the Articles of Incorporation. In addition to the legend contemplated by Article VII, Section 7.12 of the Articles of Incorporation, each certificate for Series C Preferred Stock shall bear substantially the following legend:

The Corporation will furnish to any stockholder upon request and without charge a full statement of the designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of shares of each class authorized to be issued and, with respect to the classes of shares which may be issued in series, the difference in the relative rights and preferences between the shares of each series, to the extent that they have been set, and the authority of the Board of Directors to fix and determine the relative rights and preferences of subsequent series. Such request may be made to the Secretary of the Corporation at its principal office or to the transfer agent.

Section 10. Form.

The Series C Preferred Stock will be issued and maintained in book-entry form registered under a global certificate in the name of the nominee of The Depository Trust Corporation (“DTC”) except under limited circumstances. If (i) the Corporation notifies the Transfer Agent in writing that DTC is no longer willing or able to act as a depository and the Corporation is unable to locate a qualified successor within 90 days or (ii) the Corporation, at its option, notifies the Transfer Agent in writing that the Corporation is electing to issue the Series C Preferred Stock in certificated form, then Series C Preferred Stock in certificated form will be issued upon registration of transfer of, or in exchange for, the global certificate.

Section 11. Shares To Be Retired.

All Series C Preferred Stock that shall have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock of the Corporation, without designation as to class or series.

Section 12. Record Holders.

The Corporation and the Transfer Agent may deem and treat the record holder of any Series C Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 13. Sinking Fund.

The Series C Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

Section 14. Exclusion of Other Rights.

The Series C Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, or voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Articles of Incorporation and these Articles Supplementary.

Section 15. Headings of Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 16. Severability of Provisions.

If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Stock set forth in the Articles of Incorporation and these Articles Supplementary are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption of the Series C Preferred Stock set forth in the Articles of Incorporation that can be given effect without the invalid, unlawful or unenforceable provision thereof shall remain in full force and effect, and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Section 17. No Preemptive Rights.

No holder of Series C Preferred Stock shall have any preemptive or preferential right to subscribe for, or to purchase, any additional shares of the Corporation of any class or series, or any other security of the Corporation that the Corporation may issue or sell.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this          day of                 , 2004.

U.S. RESTAURANT PROPERTIES, INC.

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President

[SEAL]

ATTEST:

[ ]
Secretary

THE UNDERSIGNED President of U.S. Restaurant Properties, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the duly authorized act of said Corporation and hereby certifies to the best of his knowledge, information and belief that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

[ ]
President